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Exhibit 99.3

EDUCATION MEDIA, INC.

INSIDER TRADING POLICY
REGARDING MATERIAL NONPUBLIC INFORMATION

I.     INTRODUCTION

        In conducting the business of Education Media, Inc. ("EMI"), employees may from time to time obtain material nonpublic information regarding EMI or other companies. Employees may be sued civilly either by the Securities and Exchange Commission ("SEC") or by private litigants if they trade in securities while in possession of material nonpublic information concerning the issuer of the securities. They may also be charged with a criminal violation. In recent years, the SEC and United States Attorneys have aggressively investigated and prosecuted persons who engaged in insider trading or tipped others.

        The penalties for trading on material nonpublic information are stiff. Under the Insider Trading Sanctions Act of 1984, courts are allowed to impose fines of up to three times the profit gained or loss avoided on such transactions. This is in addition to disgorgement of the actual unlawful profits.

        Under the Insider Trading and Securities Fraud Enforcement Act of 1988, the SEC is authorized to seek civil penalties against persons and entities that control violators. Under this provision, either EMI or individual managers could be penalized as controlling persons in amounts up to the greater of $1,000,000 or three times the amount of the profits of the controlled person who engages in unlawful insider trading. Such penalties may be imposed if the SEC can establish that the "controlling person knew or recklessly disregarded the fact that [the] controlled person was likely to engage in the act or acts constituting the violation and failed to take appropriate steps to prevent such act or acts before they occurred[.]"

        When the SEC and the U.S. Attorney decide to pursue an insider trading violation criminally, the result can be not only severe monetary penalties (fines up to $1,000,000) but also up to a ten year jail term.

        The SEC and NASDAQ employ sophisticated computer-assisted enforcement techniques to monitor securities trading and detect automatically unusual trading patterns or volumes, particularly in advance of significant (positive or negative) announcements. Thus, the odds that unlawful trading will be detected are far greater than is commonly realized.

II.    PROHIBITION

  A.    Use of Material, Nonpublic Information by EMI Employees

        EMI's policy is that no employee or director shall effect any transaction (whether purchase or sale) in (1) EMI stock (including options) while he or she is in possession of material nonpublic information about EMI or (2) any security (including options) of another public company while in possession of material nonpublic information about that company which has become known to him or her in the course of his or her employment with EMI. The policy also forbids such purchases or sales made by another person, on the basis of such material nonpublic information, for the benefit of or at the request of the EMI employee. When in doubt, the information involved should be presumed to be material and not have been disclosed to the public.

  B.    Non-Disclosure of Material, Nonpublic Information

        EMI's policy also forbids "tipping" others as to the desirability of buying or selling securities (or options) on the basis of such confidential information. Recommending sales or purchases of the securities to which the material nonpublic information relates, even without disclosing the basis for the recommendation, is prohibited. This applies to "tipping" one's spouse or other relatives as well as anyone else. It is illegal under the federal securities laws to disclose (or "tip") material, nonpublic information to another person who subsequently uses that information to his or her profit in effecting securities or options transactions.

        Consequently, EMI employees must not disclose inside information (or any other confidential information) to another person unless (i) that person has a need to know such information in connection with his or her employment or supervisory responsibilities within EMI, (ii) that person is employed by a firm retained by EMI (i.e., a law, accounting or other firm) and such person needs to know the information in connection with the services that his or her firm is providing to EMI, or (iii) that person is employed by a company which has entered into a confidentially agreement with EMI and needs to know the information in connection with the matter that is the subject of the agreement.

III.  WHEN INFORMATION IS "MATERIAL"

        In general, information is "material" if its disclosure to the public would likely affect investors' decisions to purchase or sell the securities of the issuer in question or might have an effect on the market for the issuer's securities generally.

        At this time, information relating to the financial condition of EMI should be presumed to be material information for purposes of this Policy.

        In addition, information concerning the following events may be "material":

  a.
  Unpublished financial reports or projections;

  b.
  Declarations of stock splits and stock dividends;

  c.
  Defaults under agreements or actions by creditors, customers, or suppliers relating to a company's credit standing;

  d.
  Major changes in previously disclosed financial information;

  e.
  The possibility of mergers, acquisitions, or takeovers or the possible initiation of a proxy fight;

  f.
  Decreases or increases in dividends;

  g.
  Information about current or proposed significant changes in operations or business plans (such as marketing and pricing plans), or about a significant financial restructuring;

  h.
  The gain or loss of a significant contract or customer;

  i.
  Extraordinary borrowings;

  j.
  Financial liquidity problems;

  k.
  Significant changes in management or relations among major stockholders;

  l.
  The purchase or sale of substantial assets;

  m.
  The possibility of a public offering of securities;

  n.
  Significant disputes, claims or litigation or litigation developments; and

  o.
  The possibility of a recapitalization or other reorganization.

IV.   WHEN INFORMATION IS NONPUBLIC

        Information that has not been disclosed to the public generally is nonpublic. To show that information is public, you should be able to point to some evidence that it is widely disseminated. Information would generally be deemed widely disseminated if it has been disclosed, for example, in the Dow Jones broad tape; news wire services such as AP, UPI or Reuters; radio or television; newspapers or magazines; or widely circulated public disclosure documents filed with the SEC, such as prospectuses or 10-K reports. On the other hand, information may be nonpublic if it is available only to certain employees of an issuer or to a select group of analysts, brokers and institutional investors.

V.     SAFEGUARDING CONFIDENTIAL INFORMATION

        Determinations of materiality are complex and difficult, and depend upon an analysis of complex facts and circumstances. You should assume that any confidential information you possess, about EMI or any other public company, is material.

        In order to safeguard EMI's confidential information, and to minimize the possibility that any employee will violate the law or this Policy, the following policies and procedures have been adopted:

        1.     All confidential information relating to EMI's business should be handled on a need-to-know basis. Such information should not be discussed with any person who does not need to know such information for purposes of conducting EMI's business. Friends and relatives are among the persons with whom confidential information should not be discussed.

        2.     Whenever confidential information must be disclosed to an employee or representative, the recipient of such information should be apprised of the confidential nature of the information.

        3.     Confidential information should not be discussed in hallways, elevators or other public places (such as airplanes or restaurants) where conversations might be overheard and inadvertent disclosure should not be made through speaker phone discussions than can be overheard.

        4.     In order to prevent access by unauthorized persons, confidential documents should be stored appropriately when not being used, and other appropriate precautions should be taken. These may include sealed envelopes, marking documents "Confidential," shredding documents, and using secret access codes and other appropriate computer security measures.

        5.     Employees who have any doubt about whether they possess material nonpublic information regarding EMI or any other company should not disseminate such information to anyone outside the company and should consult with EMI's designated compliance officer (the "Compliance Officer").

VI.  COMPLIANCE WITH POLICY

        EMI will investigate any circumstances that come to its attention indicating that any director or employee has engaged, or is likely to engage, in conduct that violates the policies and procedures set forth herein.

        ANY PURCHASES, SALES, OR "TIPS" IN CONTRAVENTION OF THIS POLICY WILL BE THE SUBJECT OF DISCIPLINARY ACTION WHICH COULD INCLUDE TERMINATION OF EMPLOYMENT AND MAY ALSO SUBJECT THE INDIVIDUAL TO CIVIL OR CRIMINAL SANCTIONS.

        This Policy Statement is not intended to provide an exhaustive list of either the material nonpublic information that employees or directors may have about EMI (or other public companies) or the appropriate procedures for safeguarding material nonpublic information. Employees should consult the Compliance Officer when in any doubt. Any questions with respect to the applicability of this policy to any information or transaction should be discussed before and not after any action.

VII. PERSONAL SECURITIES TRANSACTIONS BY COVERED PERSONS

        The law constructively requires EMI, as a possible "controlling person," to adopt policies and procedures reasonably designed to prevent unlawful insider trading. EMI will designate those directors, officers and employees who may have particular access to material nonpublic information ("Covered Persons"). In addition to the general guidelines described above, EMI has adopted the following procedures for personal securities transactions by such Covered Persons:

        1.     No Covered Person may purchase or sell any security of any other issuer about which he or she possesses material nonpublic information.

        2.     All transactions (purchases or sales) in EMI stock (including options) by Covered Persons must be approved in advance by the Compliance Officer. Except as described in item 3 below, approvals will be effective for only one trading day, and the Compliance Officer will make and retain a written record of the approval.

        3.     During the period beginning on the third business day and ending on the fifteenth business day following the public release of quarterly and annual earnings information by the Company, Covered Persons generally may purchase or sell EMI Stock. However, before buying or selling any EMI Stock (including options), Covered Persons first must notify the Compliance Officer and obtain written approval for such transactions. The Compliance Officer will make and retain a written record of such approval. Approvals will be effective for the number of days specified in writing by the Compliance Officer but will not extend beyond the fifteenth day following the public release of quarterly and annual earnings information by EMI. Information generally will be deemed to have been publicly released if it has been disclosed, for example, in the Dow Jones broad tape; news wire services such as AP, UPI or Reuters; radio or television; or newspapers or magazines.

        4.     For purposes of these procedures, personal securities transactions of Covered Persons include the securities transactions of their family members and the securities transactions of accounts over which they or their family members exercise investment discretion or control. Family members consist of the Covered Persons' spouse, any minor children, older children living at the Covered Persons' home, older children primarily reliant on the Covered Persons for financial support, and any other relatives (by marriage or otherwise) living in the Covered Persons' household. You are responsible for the compliance with these rules by your family members and must report or seek approval of their personal securities transactions, as appropriate, as if such transactions were for your own account. This Policy does not, however, apply to personal securities transactions of family members where the purchase or sale decision is made by a third party not controlled by or related to the employee or his or her family members.

        Covered Persons who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, (those directors and executive officers who have filed a Form 3 and are required to file a Form 4 and a Form 5) are reminded of their reporting obligations and possible liability to EMI for "short-swing profits" for transactions in EMI stock (including options). If a Covered Person has any questions in this regard, he or she is urged to contact the Compliance Officer before buying or selling EMI stock (including options).

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  Exhibit 99.3